EXHIBIT 5.1


                                          McLaughlin & Stern, LLP
                                      260 Madison Avenue, 18th Floor
                                         New York, New York 10016

                                              April 12, 2000

         We are rendering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by eSAFETYWORLD, Inc. (the "Company') with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, on or about the date hereof. The Registration relates to the registration of 450,000 shares ("Shares") of Common Stock, par value $.001 per share issuable upon exercise of stock options ("Options") to be granted pursuant to the Company's 1999 Stock Incentive Plan.

         We hereby advise you that we have examined originals or copies certified to our satisfaction of the Certificate of Incorporation and amendments thereto and the By-Laws and amendments thereto of the Company, minutes of the meetings of the Board of Directors and Shareholders and such other documents and instruments, and we have made such examination of law as we have deemed appropriate as the basis for the opinions hereinafter expressed.

                  Based on the foregoing, we are of the opinion that:

     1. The Company has been duly incorporated and is validly existing and in good standing under the laws of Nevada.

                  2. Based upon the foregoing, we are of the opinion that when issued and paid for in accordance with the terms of the Options, the Shares pursuant to the 1999 Stock Incentive Plan will be duly authorize, validly issued, fully paid and nonassessable.


         We hereby consent to the filing of this opinion as a part of the Registration Statement and to the use of our name therein and in the related prospectus.



                                                     Very truly yours,

                                                 /s/McLaughlin & Stern, LLP